Exhibit 99.1

News Release

CONTACT:

Cameron Golden

Vice President of Investor Relations and Corporate Communications

(404) 407-1984

camerongolden@cousinsproperties.com

COUSINS PROPERTIES ANNOUNCES OFFERING OF 60 MILLION SHARES

OF COMMON STOCK

ATLANTA—(July 29, 2013)—Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) today announced that it has commenced an underwritten public offering of 60 million shares of its common stock. The underwriters are expected to be granted a 30-day option to purchase up to an additional 9 million shares.

The Company intends to use the net proceeds of the offering to fund a portion of the purchase price (and related transaction expenses) of the previously announced pending acquisition of a 5.3 million square foot Texas office portfolio comprised of Greenway Plaza, a 10-building office complex in Houston, Texas, and 777 Main Street, a Class A office tower in Fort Worth, Texas, for a total purchase price of approximately $1.1 billion. Any remaining proceeds will be used for general corporate purposes, including the redemption of all or a portion of the Company’s Series B Preferred Stock, the acquisition and development of office properties, other opportunistic investments and the repayment of debt.

J.P. Morgan and BofA Merrill Lynch are acting as joint-bookrunning managers for the offering.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated March 29, 2013, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

A copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the base prospectus relating to the shares can be obtained by contacting the underwriters as follows: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-866-803-9204, BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by emailing dg.prospectus_requests@baml.com.

About Cousins Properties Incorporated

Cousins Properties Incorporated is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA, primarily invests in Class-A office towers located in high growth Sunbelt markets, with a focus on Georgia, Texas and North Carolina.

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CUZ Announces Offering of 60 Million Shares of Common Stock

July 29, 2013

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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